Exhibit 99.1

Amkor Technology Announces Intent to Enter $300 Million Term Loan

CHANDLER, Az.—October 13, 2004—Amkor Technology, Inc. (Nasdaq: AMKR) announced it has begun discussions with a group of institutional lenders concerning entering into a credit facility for a $300 million term loan.

The term loan will mature on the sixth anniversary of the closing date and will be secured by a second lien on substantially all of the assets of Amkor and its domestic subsidiaries. The term loan will bear interest at a floating rate based on LIBOR and will include covenants similar to those in Amkor’s outstanding 7 1/8% Senior Notes due 2011. Amkor intends to use proceeds of the term loan for working capital and general corporate purposes.

We cannot assure you that these discussions will result in us entering into a credit agreement or what the terms of any such credit agreement will be.

Contact:

     Amkor Technology
     Investors:
     Jeffrey Luth, 610/431-9600 ext. 5613
     jluth@amkor.com